Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

FIRST FISCAL QUARTER 2015 RESULTS

Warren, PA. January 14, 2015/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products, announces results for the first fiscal quarter ended November 30, 2014.

NYMEX crude prices for the first fiscal quarter ended November 30, 2014 decreased from $96/bbl at the beginning of the quarter to $66/bbl at the end of the quarter. This decrease in crude price was the primary reason for the decrease in sales for the quarter.

Net sales for the fiscal quarter ended November 30, 2014 was $824.7 million, a decrease of $67.0 million from $891.7 million for the fiscal quarter ended November 30, 2013, primarily due to petroleum price decreases. Retail sales decreased by $34.6 million or 8.4% compared to the comparable period in fiscal 2014 from $413.7 million to $379.1 million reflecting decreases in retail petroleum selling prices, and a decrease in retail petroleum volume. Merchandise sales remained constant. Wholesale sales decreased during the fiscal quarter by $32.4 million or 6.8% compared to the comparable prior period from $477.9 million to $445.5 million reflecting a decrease in wholesale selling prices while sales volumes remained relatively constant.

Net income for the fiscal quarter ended November 30, 2014 was $17.6 million, an increase of $18.7 million from net loss of $1.1 million for the first quarter ended November 30, 2013.

EBITDA1 (LIFO) for the three months ended November 30, 2014 was $46.2 million, an increase of $34.0 million from $12.2 million for the three months ended November 30, 2013.

[1]	United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of Net Income to EBITDA in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

As of November 30, 2014, the Company’s liquidity position included $67.7 million of cash and there were no borrowings against the $175.0 million Revolving Credit Facility.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended November 30,
	2014	2013
	Unaudited

Net Sales	$824,697	$891,715
Operating Income	$36,139	$5,414
Net Income (Loss)	$17,614	$(1,087)
Income Tax Expense (Benefit)	$11,259	$(697)
EBITDA -LIFO Basis (1)	$46,221	$12,163

(1)	EBITDA Reconciliation

UNITED REFINING COMPANY

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended November 30,
	2014	2013
	Unaudited

Net Income (Loss)	$17,614	$(1,087)
Interest Expense	6,689	6,650
Income Tax Expense / (Benefit)	11,259	(697)
Depreciation	5,214	5,064
Amortization	5,445	2,233

EBITDA – LIFO Basis	$46,221	$12,163

LIFO Inventory Adjustment	31,794	14,219

Adjusted EBIDTA – FIFO Basis	$14,427	$(2,056)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 357 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact:	John A. Catsimatidis, Chairman and CEO (212) 956-5803
James E. Murphy, Chief Financial Officer (814) 723-1500